Exhibit 99.1


       SELECTED COMBINING CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma financial information of Franklin Street Properties Corp. ("FSP Corp." or the "Registrant") gives effect to the acquisition of a property ("One Overton Park") on June 27, 2006 by FSP One Overton Park LLC (the "Purchaser"), a wholly-owned subsidiary of FSP Corp. and the acquisition by merger (the "2006 Merger") of FSP Willow Bend Office Center Corp. ("Willow Bend"), FSP Innsbrook Corp. ("Innsbrook"), FSP 380 Interlocken Corp. ("380 Interlocken"), FSP Blue Lagoon Drive Corp. ("Blue Lagoon"), and FSP Eldridge Green Corp. ("Eldridge") (collectively, the "Target REITs") by five wholly-owned acquisition subsidiaries of FSP Corp., which was consummated on April 30, 2006 and previously reported in Current Reports on Form 8-K filed on May 4, 2006 and May 22, 2006. The acquisition of One Overton Park was previously reported in a Current Report on Form 8-K filed June 28, 2006, which Current Report on Form 8-K was subsequently amended by Amendment No. 1 to Current Report on Form 8-K/A filed on August 23, 2006. In addition, the acquisition of the Target REITs and the acquisition of One Overton Park previously were reported on
Exhibit 99.2 to FSP Corp.'s quarterly report on Form 10-Q filed October 31,
2006.

      The unaudited pro forma financial information has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp., One Overton Park and the Target REITs. FSP Corp.'s consolidated balance sheet as of December 31, 2006 reflects the acquisition of One Overton Park and the Target REITs; therefore a pro forma balance sheet is not presented. The pro forma consolidated statements of income for the year ended December 31, 2006 are presented as if the acquisitions occurred at the beginning of the period presented.

      Certain balances in One Overton Park and the Target REIT financial statements have been reclassified to conform to FSP Corp.'s presentation.

      The unaudited pro forma financial information has been derived from the consolidated financial statements of FSP Corp., One Overton Park and the Target REITs and should be read in conjunction with those financial statements and the accompanying notes. For FSP Corp., please refer to its annual report on Form 10-K for the year ended December 31, 2006.

      The unaudited pro forma consolidated financial statement data are not necessarily indicative of what the actual financial position or results of operations of the combined companies would have been as of the date or for the period indicated, nor do they purport to represent the financial position or results of operations of the combined companies as of or for any future period.

                        Franklin Street Properties Corp.
         Combining Condensed Consolidated Pro Forma Statements of Income
                               For the Year Ended
                                December 31, 2006
                                   (Unaudited)

                                                                  2006 Merger    One Overton
                                                                   Pro Forma         Park
                                                    Historical    Adjustment     Acquisition
(in thousands, except per share amounts)             FSP Corp.        (d)            (c)          Pro Forma
---------------------------------------------------------------------------------------------    -----------
Revenue:
     Rental income                                  $  90,300       $  8,111       $3,530        $ 101,941
Related party revenue:
     Syndication fees                                  10,693             --           --           10,693
     Transaction fees                                  11,262             --           --           11,262
     Management fees and interest on loans              2,083            (88)          --            1,995
     Other                                                 30             --           49               79
---------------------------------------------------------------------------------------------    -----------
Total revenue                                         114,368          8,023        3,579          125,970
---------------------------------------------------------------------------------------------    -----------
Expenses:
     Rental operating expenses                         20,845          1,977        1,095           23,917
     Real estate taxes and insurance                   13,220          1,195          336           14,751
     Depreciation and amortization                     22,819          2,324        1,296           26,439
     Selling, general and administrative                8,518             --           --            8,518
     Commissions                                        5,522             --           --            5,522
     Interest                                           2,449             --           --            2,449
---------------------------------------------------------------------------------------------    -----------
Total expenses                                         73,373          5,496        2,727           81,596
---------------------------------------------------------------------------------------------    -----------

Income before interest income,
     equity in earnings in non-consolidated
     REITs, taxes, discontinued operations
     and gain on sales of properties                   40,995          2,527          852           44,374
   Interest Income                                      2,998            241           --            3,239
   Equity in income of non-consolidated REITs             845            (75)          --              770
   Taxes on income (a)                                   (839)            --           --             (839)
Income from discontinued operations                     5,492             --           --            5,492
   Gain on sale of properties                          61,438             --           --           61,438
---------------------------------------------------------------------------------------------    -----------
Net income                                          $ 110,929       $  2,693       $  852        $ 114,474
=============================================================================================    ===========

Weighted average shares outstanding,
     basic and diluted                                 67,159                                       70,776
============================================================================================================

Income per share attributable to:
   Continuing operations                            $    0.66                                    $    0.67
   Discontinued operations                               0.08                                    $    0.08
   Gain on sale of properties, net                       0.91                                    $    0.87
------------------------------------------------------------------------------------------------------------
Basic and diluted net income per share              $    1.65                                    $    1.62
============================================================================================================

                        FRANKLIN STREET PROPERTIES CORP.
    NOTES TO COMBINING CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

BASIS OF PRESENTATION

      The following unaudited combining condensed consolidated pro forma financial statement presentation has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp. The pro forma statements of income are presented as if the acquisition and mergers occurred as of the beginning of the periods presented.

      Each of the acquisition of One Overton Park on June 27, 2006 and the 2006 Merger has been treated as a purchase of assets. One Overton Park and the Target REITs' assets and liabilities have been recorded on FSP Corp.'s books at their fair value as of the effective date of the mergers as determined in accordance with generally accepted accounting principles in the United States (or "GAAP").

PRO FORMA ADJUSTMENTS

      Certain assumptions regarding the operations of FSP Corp. have been made in connection with the preparation of the combining condensed consolidated financial pro forma information. These assumptions are as follows:

      (a) FSP Corp. and each of the Target REITs have elected to be, and are qualified as, a real estate investment trust for federal income tax purposes. Each entity has met the various required tests; therefore, no provision for federal or state income taxes has been reflected on real estate operations.

            FSP Corp. has subsidiaries which are not in the business of real estate operations. Those subsidiaries are taxable as real estate investment trust subsidiaries, or TRS, and are subject to income taxes at statutory tax rates. The taxes on income shown in the pro forma statements of income are the taxes on income of the TRS. There are no material items that would cause a deferred tax asset or a deferred tax liability.

                        FRANKLIN STREET PROPERTIES CORP.
    NOTES TO COMBINING CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

      (b) The following table combines the historical operations of the One Overton Park for the period starting January 1, 2006 through the acquisition date.

                                                              One Overton      Adjustments
            (in thousands)                                        Park        resulting from        Pro Forma
                                                               Historical       Acquisition        Adjustment
                                                             ------------      -------------       ----------

            Revenue:
            Rental (1)                                       $      3,548      $        (18)      $      3,530
            Management fees and interest on loans                      --                --                 --
            Other                                                      49                --                 49
                                                             ------------      ------------       ------------
            Total revenue                                           3,597               (18)             3,579
                                                             ------------      ------------       ------------

            Expenses:
            Rental operating expenses                               1,095                --              1,095
            Real estate taxes and insurance                           336                --                336
            Depreciation and amortization (2)                          --             1,296              1,296
            Selling, general and administrative                        --                --                 --
                                                             ------------      ------------       ------------
            Total expenses                                          1,431             1,296              2,727
                                                             ------------      ------------       ------------

            Income (loss) before interest income,
                 equity in earnings in non-consolidated
                 REITs, taxes, discontinued operations
                 and gain on sales of properties                    2,166            (1,314)               852
            Interest income                                            --                --                 --
            Equity Interest in non-consolidated REITs                  --                --
                                                             ------------      ------------       ------------
            Net income                                       $      2,166      $     (1,314)      $        852
                                                             ============      ============       ============

            (1) The pro forma rental adjustment includes amounts related to the amortization of above and/or below market leases, which are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141.

            (2) The pro forma for depreciation and amortization is due to depreciation of the acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the value of the in place leases (exclusive of the value of above and/or below market leases), are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141

                        FRANKLIN STREET PROPERTIES CORP.
    NOTES TO COMBINING CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

      (c) The following table combines the historical operations of the 2006 Merger for the four months ended April 30, 2006.


(in thousands)                                                                                             Adjustments
                                                 Willow                    380        Blue                resulting from  Pro Forma
                                                  Bend     Innsbrook   Interlocken   Lagoon    Eldridge    2006 Merger    Adjustment
                                                --------   ---------   -----------  --------   --------   --------------  ----------
Revenue:
Rental (1)                                      $    764    $  1,846    $  1,856    $  1,801   $  2,141     $   (297)     $  8,111
Management fees and interest on loans (2)             --          --          --          --         --          (88)          (88)
                                                --------    --------    --------    --------   --------     --------      --------
Total revenue                                        764       1,846       1,856       1,801      2,141         (385)        8,023
                                                --------    --------    --------    --------   --------     --------      --------

Expenses:
Rental operating expenses (2)                        274         731         589         114        357          (88)        1,977
Real estate taxes and insurance                      128         131         397         219        320           --         1,195
Depreciation and amortization (3)                    222         356         318         479        367          582         2,324
Selling, general and administrative (4)               69         123         125         150        121         (588)           --
                                                --------    --------    --------    --------   --------     --------      --------
Total expenses                                       693       1,341       1,429         962      1,165          (94)        5,496
                                                --------    --------    --------    --------   --------     --------      --------

Income (loss) before interest income,
     equity in earnings in non-consolidated
     REITs, taxes, discontinued operations
     and gain on sales of properties                  71         505         427         839        976         (291)        2,527
Interest income                                       17          38          71          77         38           --           241
Equity Interest in non-consolidated REITs (5)         --          --          --          --         --          (75)          (75)
                                                --------    --------    --------    --------   --------     --------      --------
Net income (loss)                               $     88    $    543    $    498    $    916   $  1,014     $   (366)     $  2,693
                                                ========    ========    ========    ========   ========     ========      ========

(1) The pro forma rental adjustment includes amounts related to the amortization of above and/or below market leases, which are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141.

(2) Management fees of $88,000 charged by FSP Corp. to the Target REITs for the four months ended April 30, 2006 have been eliminated from revenue and expenses.

(3) The pro forma for depreciation and amortization is due to depreciation of the acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the value of the in place leases (exclusive of the value of above and/or below market leases), are being amortized over the remaining non-cancelable term of the respective leases in accordance with SFAS 141.

(4) Costs of the 2006 Merger to the Target REITs were approximately $588,000 and are reflected as incurred in the period ending December 31, 2005, and are recorded as an administrative expense.

(5) The $75,000 of equity in earnings of non-consolidated REITs for the four months ended April 30, 2006 related to FSP Corp.'s investment in Blue Lagoon has been eliminated from revenue.